March 23, 2015

Cathleen Schreiner-Gates

Dear Cathleen:
Congratulations, I am are pleased to confirm your new role as Executive Vice President, Sales & Marketing, continuing to lead the sales and services organization in addition to the marketing group.
In this new role and as an Officer of the company your total compensation package will include an annual salary of $275,000, a bonus target of 80% of your base salary and eligibility for ongoing equity grants. With this promotion, you will be receiving an equity award with a grant date value of $800,000 divided equally into stock options, restricted stock units and performance shares units under the 2015 Senior Executive Performance Share Program.
In connection with your promotion, you will have a Change of Control Severance Agreement as well as a customary Indemnification Agreement.

We appreciate your service and contributions, and we wish you success in your new position at Ellie Mae.
Sincerely,

Jonathan Corr
President and Chief Executive Officer